Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	Steve Chizzik Equity Communications 973.912.0980 chizz1@comcast.net	Jennifer Zimmons Strategic Growth International, Inc. 212.838.1444 info@sgi-ir.com

CELSION EXPANDS BOARD, APPOINTS NEW INDEPENDENT DIRECTOR

Columbia, MD – September 8, 2004: CELSION CORPORATION (AMEX: CLN) today announced that, upon the recommendation of its Nominating Committee, effective September 7, 2004, its Board of Directors has acted to increase from five to six the number of directors constituting the whole Board of Directors and to fill the resulting vacancy by electing Dudleigh C. Stone to the Board. The Board also acted to appoint Mr. Stone as Chairman of the Board’s Audit Committee and as a member of its Compensation Committee.

During a successful 20-year career, Mr. Stone rose through the ranks at Pfizer Inc., to become Vice President—Strategic Planning, International Pharmaceuticals. In 2001, Mr. Stone founded Stone Advisors, a strategic and financial advisor specializing in business development, financial, and other investment advisory services to development-stage life science companies. Previously, Mr. Stone, a certified public accountant, served as Chief Finance and Operating Officer of LifetecNet, Inc., a supply chain management software company serving FDA-regulated life science companies and as a managing director of Ferghana Partners Group, an investment bank specializing in providing corporate financial advisory services to companies in the biotech, pharmaceutical, medical device, animal health and specialty chemical industries. He started his career with Price Waterhouse & Co.

Mr. Stone, who is an “Independent Director” under the rules of the American Stock Exchange and the Securities and Exchange Commission, was designated as a Class I Director and, therefore, his term will expire at the annual meeting of the Company’s stockholders in 2005.

Dr. Max Link, the Chairman of Celsion’s Board of Directors said, “We have been looking to increase the number of outside directors for some time and are delighted that Leigh has agreed to join our Board of Directors. His extensive experience both in financial matters and in life science businesses—two areas that are absolutely central to Celsion’s success—make him uniquely valuable to Celsion. We anticipate that his active participation in Board deliberations will add significantly to the depth and quality of our decision-making processes.”

Mr. Stone is a graduate of Lehigh University, where he earned both his B.S. in Economics and his M.B.A.

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of treatment systems for cancer and other diseases using focused-heat energy, either administered alone, or in combination with other therapeutic devices, heat activated genes and heat activated drugs.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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